Exhibit 5.2

January 14, 2025

To:

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul 4, 28050 Madrid, España

Re: Banco Bilbao Vizcaya Argentaria, S.A. issue of Series 14 Non-Step-Up Non-Cumulative Contingent Convertible Perpetual Preferred Tier 1 Securities (Participaciones Preferentes) of $200,000 liquidation preference each (the “Preferred Securities”)

We have acted as Spanish legal counsel for Banco Bilbao Vizcaya Argentaria, S.A. (hereinafter, “BBVA” or the “Issuer”) in connection with the issuance of the Preferred Securities and the execution of the underwriting agreement dated January 7, 2025 (the “Underwriting Agreement”), incorporated by reference into the pricing agreement dated January 7, 2025 (together with the Underwriting Agreement, the “Pricing Agreement”), entered into among the Issuer and Barclays Capital Inc., BBVA Securities Inc., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Bankinter SA, Danske Markets Inc., Rabo Securities USA, Inc. and Scotia Capital (USA) Inc (collectively, the “Underwriters”).

The Preferred Securities will be issued under the indenture (the “Base Indenture”) dated September 25, 2017 between BBVA, as issuer, and The Bank of New York Mellon, acting (except with respect to its role as contingent convertible preferred security registrar) through its London Branch, as trustee (the “Trustee”), paying and conversion agent, principal paying agent (the “Principal Paying Agent”) and contingent convertible preferred security registrar, as amended and supplemented by the fourth supplemental indenture dated as of January 14, 2025 (the “Fourth Supplemental Indenture” and together with the Base Indenture as amended and supplemented by the Fourth Supplemental Indenture, the “Indenture”), and also issued pursuant to the granting of the public deed of issuance (escritura de emisión) by the Issuer on January 8, 2025 in front of the Public Notary of Madrid, Mr. Rodrigo Tena Arregui, with number 26 of his official records (the “Public Deed”) and its registration with the Commercial Registry of Vizcaya (Bizkaia) on January 13, 2025 with record number 4,805 of the corporate sheet of the Issuer open at the said commercial registry. Hereinafter, the Pricing Agreement and the Indenture will be referred to as the “Agreements”.

1.	Background

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Issuer and such other documents and certificates and made such inquiries with officers of the Issuer as we have deemed necessary as a basis for the opinions hereinafter expressed. In particular, we have reviewed and examined copies of the following documents:

1.	a copy of the executed Agreements;

2.	a copy of the Public Deed;

3.	a copy of the executed Preferred Securities;

4.	a photocopy of the deed of incorporation of the Issuer granted on October 1, 1988, before the Notary Public of Bilbao Mr. José María Arriola Arana with the number 4,350 of his official records;

5.	a copy of the by-laws of the Issuer (the “By-Laws”);

6.

a copy of the certification issued by the Secretary of the Board of Directors of the Issuer including the resolutions passed by the Shareholders Meeting on April 20, 2021 and the Board of Directors of the Issuer on September 25, 2024;

7.	a copy of the directors’ report (informe de administradores) prepared by the Board of Directors in relation to the issue of the Preferred Securities dated September 25, 2024;

8.	a copy of the report prepared by Forvis Mazars Auditores, S.L.P. dated as of October 15, 2024 in relation to the directors’ report referred to immediately above;

9.

a copy of the registration statement on Form F-3 (File No. 333-266391) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 29, 2022 (the “Registration Statement”) and the related prospectus (including the documents incorporated by reference therein) dated July 29, 2022 (hereinafter referred to as the “Base Prospectus”);

10.

a copy of the preliminary prospectus supplement relating to the Preferred Securities, filed with the Commission on January 7, 2025 (including the documents incorporated by reference therein) (the “Preliminary Prospectus Supplement”);

11.

a copy of the free-writing prospectus set forth in Appendix B to the Pricing Agreement (the “Pricing Term Sheet” and together with the Registration Statement, including the Base Prospectus and the Preliminary Prospectus Supplement, the “Disclosure Package”);

12.

a copy of the final prospectus supplement relating to the Preferred Securities, filed with the Commission on January 8, 2025 (including the documents incorporated by reference therein) (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

13.

a copy of the public deed executed before the Notary Public of Madrid Mr. Rodrigo Tena Arregui on December 18, 2015 under number 3,347 of his official records raising to the status of Spanish public document a copy of the certification issued by the Secretary of the Board of Directors of the Issuer containing the resolution passed on November 25, 2015 granting special powers of attorney in favor of Mr. Ignacio Echevarría Soriano, and a copy of the Public Deed containing as an annex the certification issued by the Secretary of the Board of Directors of the Issuer including the resolutions passed by on September 25, 2024, extending the faculties associated with the special power of attorney granted in favor of Mr. Ignacio Echevarría Soriano;

14.

a copy of the Public Deed containing as an annex the certification issued by the Secretary of the Board of Directors of the Issuer including the resolutions passed by on September 25, 2024, granting special power of attorney in favor of Mr. José María Caballero Cobacho in connection with the issuance of the Preferred Securities;

15.	an online excerpt (nota simple telemática) of the data of the Issuer issued by the Commercial Registry of Vizcaya (Bizkaia) on or about the date hereof; and

16.

search results for the Issuer on the websites: (i) of the registers of the Bank of Spain, (ii) of the CNMV and (iii) of the online Public Register of Insolvency Decisions (www.publicidadconcursal.es) on the date hereof.

2.	Assumptions underlying the opinion

On issuing this opinion, we assume that:

a)

the documents we have consulted and reviewed to issue this opinion and the signatures, stamps and seals attached thereto are accurate, genuine and complete and have not been modified or rendered null and void by any documents other than those provided by, or publicly available in, the consulted and reviewed sources;

b)	the photocopies of the documents provided to us in order to issue this opinion are true and complete copies of their originals;

c)	the signatures and seals appearing in the executed documents submitted to us are authentic;

d)

the Underwriters, the Principal Paying Agent and the Trustee and any other party different from the Issuer, have the corporate power and authority to enter into and perform as provided for under the Agreements and have taken all respective and necessary corporate action to authorize the execution, delivery and performance of the Agreements, thereby becoming legal and valid obligations binding on the parties thereto (except for the Issuer) (and are not subject to avoidance by any person) under all applicable laws and in all applicable jurisdictions (other than the laws of the Kingdom of Spain (“Spain”)) and insofar as any of such Agreements and other documents is to be performed in any jurisdiction other than Spain, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

e)

the individuals that execute the Agreements on behalf of the parties thereto (except for the Issuer), as the case may be, have the power, and have been authorized by all necessary corporate action, to execute and deliver the Agreements;

f)

all deeds, instruments, agreements and other documents in relation to the matters contemplated by the Agreements are within the capacity and powers of, have been validly authorized, executed and delivered by the parties thereto (except for the Issuer);

g)	the absence of fraud and the presence of good faith on the part of the Issuer;

h)

the representations and warranties (other than any representations and warranties as to which we are expressing an opinion herein) given by each of the parties to the Agreements are in each case true, accurate and complete in all respects;

i)

without having made any investigation, that any provisions of the Agreements which are governed by the laws of the State of New York, or any other applicable laws other than the laws of Spain, constitute legal, valid, binding and enforceable obligations of the respective parties thereto under such laws;

j)

there are no contractual or similar restrictions binding on any person which would affect the conclusions of this opinion resulting from any agreement or arrangement not being a document specifically examined by us for the purposes of this opinion and there are no arrangements between any of the parties to the documents which modify or supersede any of the terms thereof (it being understood that we are not aware of the existence of any such agreement or arrangement); and

k)

insofar as any obligation under the documents examined is to be performed in, or is otherwise subject to, any jurisdiction other than Spain, their performance will not be illegal or ineffective by virtue of any law of, or contrary to public policy in, that jurisdiction.

3.	Scope of the opinion

This opinion refers solely and exclusively to legal matters and is issued solely with respect to Spanish law in force on the date hereof.

4.	Opinion

A.

The Issuer is a limited liability company (sociedad anónima) duly incorporated and validly existing under the laws of Spain and has full power and capacity to conduct its businesses as described in the Disclosure Package and the Prospectus, to enter into the Agreements and the Public Deed, to issue the Preferred Securities, to undertake and perform its obligations established thereunder and to issue the Common Shares (as such term is defined in the Prospectus Supplement) upon conversion of said Preferred Securities, as the case may be.

B.

The Issuer has all requisite power and authority to enter into and perform its obligations under the Agreements and the Public Deed, to issue and perform its obligations under the Preferred Securities and has taken all necessary actions to approve and authorize the execution and delivery of the Agreements and the Public Deed and the issuance of the Preferred Securities, the performance of its obligations thereunder and to issue the Common Shares upon conversion of said Preferred Securities, as the case may be.

C.

The Issuer, as a limited liability company (sociedad anónima), has all the requisite corporate power and authority to issue the Preferred Securities, as provided for in the Agreements and as described in the Disclosure Package and the Prospectus.

D.

The Issuer is not in liquidation, dissolution, insolvency or similar proceedings, and no liquidator, administrator or receiver or analogous person under the laws of Spain has been appointed over all or any of the Issuer’s assets. To the best of our knowledge, and based on the information available at the online Public Register of Insolvency Decisions (www.publicidadconcursal.es), no notice of commencement of insolvency proceedings has been filed in respect of the Issuer.

E.

Save for the registration of the Public Deed with the Commercial Registry of Vizcaya (Bizkaia), which has taken place, no other consents, approvals, authorizations, orders, regulations, qualifications or clearances of or with any court or governmental agency or regulatory body in Spain having jurisdiction over the Issuer and its subsidiaries or any of their properties or of any stock exchange authorities in Spain is required for (i) the valid authorization, execution and delivery by the Issuer of the Agreements and the Public Deed and the performance of its obligations thereunder and the issuance, delivery and sale of the Preferred Securities (subject to the selling restrictions in

Spain contained in the Pricing Agreement, the Disclosure Package and the Prospectus) and the performance of its obligations thereunder, (ii) to effect distributions and any payments in United States of America dollars under the Preferred Securities or (iii) for the consummation by the Issuer of the other transactions contemplated by the Agreements.

F.

All Common Shares to be received by holders of Preferred Securities, in accordance with the Indenture, when issued and delivered upon conversion in accordance with the terms of said Indenture, and therefore, once a public deed of issuance of such Common Shares is executed and registered within the Commercial Registry, will be duly authorized, fully paid, non-assessable and validly issued and credited as fully paid under the existing laws of Spain, and will not be subject to further call or contribution; and no other consents, approvals, authorizations, orders, regulations, qualifications or clearances of or with any court or governmental agency or regulatory body in Spain having jurisdiction over the Issuer and its subsidiaries or any of their properties or of any stock exchange authorities in Spain is required for the valid authorization, execution and delivery by the Issuer of Common Shares upon conversion.

G.

The Agreements, the Public Deed and the Preferred Securities have been duly authorized, executed, issued and delivered by the Issuer, as applicable, and constitute legal, valid, binding and enforceable obligations of the Issuer, enforceable against the Issuer in accordance with their terms, are in appropriate form to be admissible in evidence in the courts of Spain and contain no material provision that is contrary to law or public policy in Spain.

H.

Each of the individuals signing the Agreements, the Public Deed and the Preferred Securities in the name and on behalf of the Issuer was, at the time of execution of the Agreements, the Public Deed and the Preferred Securities, duly empowered to act in the name and on behalf of the Issuer.

I.

The execution and delivery of the Agreements, the Public Deed and the Preferred Securities and the consummation of the transactions therein contemplated and compliance with the terms thereof do not conflict with or result in a breach of:

(a)	any provision of the By-Laws;

(b)	any present law or regulation in force in Spain;

(c)	any judicial or administrative order binding on the Issuer or its assets of which we are aware taking into account that no review or investigation on this subject has been performed; or

(d)	the principles of public policy (orden público) as these are construed in Spain as of the date of this opinion.

J.

The issued and outstanding share capital of the Issuer has been duly and validly authorized, has been issued and fully paid-in and is not subject to any call for the payment of further capital and is non-assessable.

K.

The Preferred Securities have been duly authorized and validly issued and are fully paid-in and non-assessable; no holder thereof is or will be subject to personal liability by reason only of being such a holder; and the Preferred Securities are not subject to pre-emptive rights of any shareholder.

L.

The statements made in the Disclosure Package and the Prospectus and any amendments thereto under the captions “Certain Terms of the Preferred Securities”, “Description of BBVA Ordinary Shares”, “Description of BBVA American Depositary Shares”, “Description of Rights to Subscribe for Ordinary Shares”, “Description of the Notes of BBVA”, “Description of the Contingent Convertible Preferred Securities of BBVA”, “Spanish Tax Considerations” and “Enforcement of Civil Liabilities” are true and accurate and there are no facts the omission of which from such statements would make the same misleading in any material respect.

M.

No filing or registration of the Registration Statement, the Disclosure Package, the Prospectus or any other offering document or circular is necessary under Spanish law in connection with the issuance, sale or delivery of the Preferred Securities to the Underwriters or other parties, in the manner contemplated by the Prospectus and/or the Agreements, or the resale and delivery of such Preferred Securities by the Underwriters in the manner contemplated by the Prospectus and/or the Agreements.

N.	Insofar as matters of Spanish law are concerned, the Registration Statement, the Disclosure Package and the Prospectus have been duly authorized by and on behalf of the Issuer.

O.

Under the laws of Spain, neither the Issuer nor any of its assets (including properties) have any immunity from service of process, suit or proceedings or from the enforcement of any judgment, including attachments (whether on the grounds of sovereign immunity or otherwise).

P.

The provisions contained in Section 13.01(a) of the Base Indenture (as such section is amended by Section 2.03 (www) of the Fourth Supplemental Indenture), which are expressed to be governed by Spanish law, constitute legal, valid and binding obligations of the Issuer, enforceable in accordance with their terms.

Additionally, the claims of the holders of Preferred Securities arising from any Preferred Security, the Common Shares, the Agreements or the Public Deed will be subject, in accordance with their terms as reflected in the Indenture, to the exercise of any power in compliance with any laws, regulations, rules or requirements in effect in Spain, relating to the transposition of Directive

2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended from time to time, including, but not limited to (i) Law 11/2015 of June 18, on the recovery and resolution of credit institutions and investment firms (Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversión), as amended from time to time, (ii) Royal Decree 1012/2015 of November 6, which develops Law 11/2015 of June 18, on the recovery and resolution of credit institutions and investment firms (Real Decreto 1012/2015, de 6 de noviembre, por el que se desarrolla la Ley 11/2015, de 18 de junio, de recuperación y resolución de entidades de crédito y empresas de servicios de inversion) as amended from time to time, (iii) Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended from time to time, and (iv) any other instruments, rules or standards made in connection with either (i), (ii) or (iii).

Q.

It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Agreements, the Preferred Securities and the Public Deed that any document be filed, recorded or enrolled with any government department or other authority in Spain, except for the filing and registration of the Public Deed in the Commercial Registry of Vizcaya (Bizkaia), which has been obtained.

R.

The Spanish courts will give effect to the choice of the State of New York as the governing law of the aspects expressly stated into the Agreements and the Preferred Securities subject to the terms and conditions of Regulation (EC) No 593/2008 of the European Parliament and of the Council of June 17, 2008 on the law applicable to contractual obligations (Rome I) -with respect to the Agreements-, Article 10.3 of the Royal Decree of July 24, 1889 publishing the Civil Code (Real Decreto de 24 de julio de 1889 por el que se publica el Código Civil) (“Spanish Civil Code”) and Article 405 of the Spanish Companies Act (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital) -with respect to the Preferred Securities-.

S.

The Issuer can sue and be sued in its own name, and under the laws of Spain the irrevocable submission of the Issuer to the non-exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, the City of New York, New York (each a “New York Court”), and the waiver by the Issuer of any objection to the venue of a proceeding in a New York Court, in each case pursuant to the Agreements, are legal, valid and binding; and service of process effected in the manner set forth in the Agreements, assuming their validity under New York law, will be effective, insofar as Spanish law is concerned, to confer valid personal jurisdiction over the Issuer before a New York Court.

T.

A judgment duly obtained in a New York Court in connection with the Agreements and the Preferred Securities will be recognized and enforceable, under the laws of Spain, against the Issuer by the courts of Spain without a retrial or re-examination of the matters thereby adjudicated. The judicial courts of Spain will recognize and enforce, without re-examination of the merits of the case, as a valid judgment, any final judgment obtained against the Issuer in respect of the Agreements and the Preferred Securities, subject to full compliance with the requirements set forth in the international treaties that may be applicable from time to time and, as the case may be, to Law 29/2015 of July 30 on international cooperation in civil matters (Ley 29/2015, de 30 de julio, de cooperación jurídica internacional en materia civil) (“Law 29/2015”). For the recognition and enforcement in Spain of a judgment or decision with executive force rendered by said courts, such judgement or decision will be subject to the exequatur procedure, for which purpose the requirements under Law 29/2015 must be met, including that such judgment shall not fall within the circumstances set forth in Article 46 of Law 29/2015.

U.

Any judgment obtained from a Spanish court against the Issuer by the holder of any Preferred Security or by any party to the Agreements would be expressed in the currency set out in the enforcement title (título ejecutivo) upon which the enforcement judgment is based. Any judicial costs and expenses as well as any default interest shall always be payable in the corresponding Spanish currency.

V.

It is not necessary under the laws of Spain (i) to enable any person to exercise or enforce its rights under the Agreements and/or the Preferred Securities or (ii) by reason of any person being or becoming a party to the Agreements and/or the Preferred Securities or by reason of the performance of any person of its obligations or enforcement of its rights thereunder or in respect thereof that such person should be licensed, qualified or otherwise entitled to carry on business in Spain (save in connection with the offer, sale and distribution of the Preferred Securities in Spain, which is subject to certain restrictions, as provided for in the selling restrictions contained in the Pricing Agreement and the Disclosure Package and the Prospectus).

5.	Qualifications

This opinion is subject to the following qualifications:

(i)

We do not give any opinion to any laws other than the laws of the Spanish legal system in force as of the present date. J&A Garrigues, S.L.P. acts as a Spanish law firm and does not deliver opinions in respect of any law other than Spanish law. Accordingly, this opinion is confined to Spanish law only as currently in force and as construed in Spain.

(ii)

Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, administration, moratorium or similar laws (including but not limited to eventual fraudulent transactions and the preference of creditors) and other process or Spanish law generally affecting the rights of creditors (including the application of a claw-back period), as well as to any principles of public policy (orden público).

It should be noted that according to Articles 12.3 (related to the non- application of foreign laws contrary to public policy) and 12.4 of the Spanish Civil Code (whereby fraud against the law will be considered when a conflict of law rule is used for the purpose of avoiding the application of a mandatory Spanish law) and related legislation, the laws other than those of Spain would not be applied by Spanish courts if submission to such laws is deemed to have been made in order to avoid the application of mandatory Spanish laws or to be contrary to public policy.

(iii)

The term “enforceable” means that the obligations assumed by the relevant party under the Agreements, the Public Deed and the Preferred Securities are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

a.

Enforceability may be qualified by having regard to the general principle of good faith. In connection to this, the Spanish courts may not accept the enforcement of a contractual obligation if they hold that a certain right has not been exercised in good faith or has been exercised as an abuse of the law (abuso de derecho). Likewise, in conformity with Article 6.4 of the Spanish Civil Code, acts performed pursuant to the wording of a provision and pursuing a result prohibited by or contrary to the law will be deemed to have been performed in circumvention of law (fraude de ley) and will not prevent the application of the provision sought to be avoided. Accordingly, Spanish courts may refuse to uphold the termination of an agreement based on an unreasonable, inequitable or bad faith interpretation of one of its events of default.

b.

Spanish law precludes an agreement from being terminated based on the breach of obligations, undertakings or covenants which are merely ancillary or supplementary to the main undertakings of the relevant agreements and allows Spanish courts not to enforce any such termination.

c.

Spanish law rules out any contractual obligations whose validity is left at the discretion of one of the contracting parties. Therefore, Spanish courts may refuse to uphold and enforce terms and conditions of an agreement giving discretionary authority to one of the contracting parties.

d.	A Spanish court may issue an award of damages where specific performance is deemed impracticable.

e.

Spanish law limits the enforcement of fixed-penalty provisions contained in agreements, allowing Spanish courts to reduce the amount of the penalty payable when the main obligation has been partially or irregularly performed by the obligor.

f.	The exercise of the rights arising from the relevant document and the enforcement thereof is limited by the applicable statute of limitations.

g.

A counterparty can oppose to the enforcement of any right in rem before the relevant courts and obtain a suspension, a different enforcement procedure to the ones agreed upon in the relevant agreement or even a dismissal of the enforcement action.

h.

In order for certain legal rights to be enforced in Spain, certain formalities must be met (e.g., notarization of the document providing for such legal rights and the apostille of the 1961 Hague Convention).

i.	A certified translation into Spanish by a sworn translator of any document not executed in Spanish will be required to make such document admissible in evidence in Spain.

j.

Private documents provide full evidence in trial of the terms set forth therein provided that their authenticity is not contested by the party which may be harmed by them. Where the authenticity of a private document is contested, the party submitting such document may seek an expert’s authentication of handwriting or any other means of proof.

k.

In accordance with the general principles of Spanish civil procedural law (Ley de Enjuiciamiento Civil), the rules of evidence in any judicial proceeding cannot be modified by agreement of the parties. Accordingly, provisions in an agreement in which determinations by a party are to be deemed to be conclusive may not be upheld by a Spanish court. A determination, designation, calculation or certificate of one party as to any matter provided in an agreement might, in certain circumstances, be held by a Spanish court not to be final, conclusive and binding, if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in the relevant agreement to the contrary.

(iv)

Where obligations are to be performed in a jurisdiction outside Spain, they may not be enforceable in Spain to the extent that performance would be illegal under the laws of the applicable jurisdiction.

(v)

Regarding opinion 4.T. above and according to Article 3.2 of Law 29/2015, the Spanish Government may establish that the Spanish authorities will not cooperate with another state’s authorities when there has been repeated refusal to cooperate by such other state’s authorities or there exists a legal prohibition precluding such cooperation.

(vi)

Spanish law does not allow leaving the validity and performance of contractual obligations at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions in the Agreements, the Preferred Securities and the Public Deed giving discretionary authority to one of the parties.

(vii)

It should be understood that we have not been responsible for investigating or verifying the accuracy of facts or statements of foreign law, or the reasonableness of any statements of opinion, expectation, intention or belief contained in or represented by or in connection to the Issuer in the Registration Statement and the Disclosure Package insofar as they are not related to Spanish law or taxation or that no material facts have been omitted therefrom or the existence of any omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, insofar as they are not related to Spanish law or taxation.

(viii)	No opinion is expressed as to the financial ability of the Issuer to fulfil its obligations under the Preferred Securities and/or the Agreements.

(ix)

A Spanish court might not enforce any provision of the Agreements, the Public Deed and/or the Preferred Securities which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1,152 et seq. of the Spanish Civil Code, as the court could consider said amounts evidently excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the court may reduce the amount of damages, pursuant to Article 1,154 of the Spanish Civil Code.

(x)

Spanish courts have exclusive jurisdiction, inter alia, with respect to matters relating to the incorporation, validity, nullity and dissolution of companies or legal entities domiciled in the Spanish territory, and to any decisions and resolutions of their corporate bodies, as well as with respect to the validity or nullity of any recordings with a Spanish register, and the recognition and enforcement in Spain of any judgment or arbitration award obtained in a foreign country.

(xi)	Claims may be or become subject to defenses of set-off or counter-claim.

(xii)	A waiver of all defenses to any proceedings may not be enforceable.

(xiii)	The ability of terminating an agreement is subject to judicial review and the Spanish courts may provide for a different remedy for the non-defaulting party.

(xiv)

Under the Royal Legislative Decree 1/2020 of May 5, which approves the recast text of the insolvency law (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la ley concursal), as amended from time to time, any outstanding obligations arising from said contracts, which the insolvency judge does not terminate, shall be paid from the insolvency estate (masa activa).

(xv)	Contract provisions that grant a party the right to terminate a contract in the event of insolvency are void.

(xvi)	Enforcement of clauses providing for specific performance of an obligation may be replaced by courts with a monetary compensation.

(xvii)

The fact that the powers of the Trustee to act on behalf of the holders result from the Indenture may cause certain delays in the process of enforcement of the Preferred Securities before the Spanish courts. Spain has not ratified the 1985 Hague Convention regarding trusts and their recognition as legal institutions and, therefore, there is a risk that (i) the Trustee may have to be assigned all of the rights of the holders in order to claim in Spain the entirety of the amounts due on their behalf or (ii) the Spanish court may consider the powers of attorney of the Trustee under the trust instrument are not sufficiently evidenced to the court and may require additional evidence of the empowerment, such as a sworn translation of the Indenture or other documents related to the granting of powers under New York law, which may result in a delay of the enforcement process.

(xviii)

This legal opinion does not address the personal tax liability of the holders of the Preferred Securities deriving from the issue, acquisition, ownership and disposition of the Preferred Securities. In addition, it does not analyze the issues regarding the general tax obligations of the Issuer and the hypothetical liabilities that could arise if those obligations are not fulfilled.

(xix)

Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon the express condition that any issues of interpretation of Spanish legal concepts arising thereunder will be governed by Spanish law.

Without prejudice to the foregoing, for the purposes of opinions (F), (J) and (K), we have considered that the terms (i) “validly issued” means that (1) the Issuer is validly existing under the laws of Spain, and the Common Shares will be, and the Preferred Securities are, duly authorized; (2) the actions required by Spanish corporation law to approve the issuance of the Common

Shares and Preferred Securities will be or have been (respectively) taken; and (3) the Common Shares will be, and the Preferred Securities have been, issued in compliance with the requirements of Spanish law, the By-Laws and the resolutions approving the issuance of those securities; (ii) “duly authorized” means that the Issuer, under applicable law and the By-Laws, has the power to issue the Common Shares and the Preferred Securities and will take or has taken (respectively) all corporate actions necessary to create that power; and (iii) “fully paid-in” and “fully paid” mean that the consideration received or to be received (respectively) by the Issuer satisfies, in both type and amount, the requirements of Spanish corporation law, the By-Laws, the resolutions approving the issuance and any other applicable agreement required under Spanish law.

This opinion is being furnished by us, as Spanish counsel to the Issuer, to you as a supporting document in connection with the above referenced Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption “Validity of the Securities” contained in the Prospectus Supplement and in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully,

/s/ J&A Garrigues, S.L.P.
J&A Garrigues, S.L.P.